CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of DGSE Companies, Inc., and in any other registration statement for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, of our report dated April 1, 2007, relating to the consolidated financial statements of DGSE Companies, Inc., which appears in the Annual Report of DGSE Companies, Inc. on Form 10-K for the fiscal year ended December 31, 2006.  We also consent to the reference to us under the heading of "Experts" in this registration statement or any such other registration statement.

/s/ BKR CORNWELL JACKSON

Plano, Texas May 22, 2007